CUSA Technologies, Inc.
                           List of Subsidiaries
First Tier Subsidiaries
CUSA, Inc. (Delaware)
RK & DR Concepts, Inc. (California)
New Outside Force, Inc. (Texas)
Telecom Resources, Inc. (Texas)
New Benchmark Computer Systems, Inc. (Nebraska) Computer Ease, Inc. (California) New Medical Computer Management, Inc. (Nebraska) New Benchmark Systems of Va., Inc. (Virginia)
New Benchmark Computer Systems (Wisconsin), Inc. (Wisconsin) Preferred Health Systems, Inc. (Nevada)
Ford Center for Foot Surgery, Inc. (Nevada) Sierra Surgery Center, Inc. (Nevada) CTI Resource Group, Inc. (Utah)
Second Tier Subsidiaries
CUSA Services, Inc. (Delaware)
Execusat Communications, Inc. (Delaware) CUSA TECH, Inc. (Delaware)
Prospan Communications, Inc. (Delaware) Demeris/Rice & Associates, Inc. (Delaware) Higher Tech, Inc. (Utah)
Benchmark Systems Midwest, Inc. (Kansas)
Benchmark Computer Systems of Springfield, Inc. (Missouri) Healthcare Business Solutions of Arizona, Inc. (Arizona)